LOAN AGREEMENT

THIS LOAN AGREEMENT (the AAgreement@) is made and entered into as of the 1st day of May 2010, by and among BARON ENERGY, INC., a Nevada corporation, acting as successor-in-interest, by merger, to Esconde Resources LP and Permian Legend Petroleum LP, whose address is 3327 W. Wadley, Suite 3-267, Midland, Texas 79707 (alternatively, “Baron” or the “Borrower”); RONNIE L. STEINOCHER, an individual, whose address is 712 Willow Ridge Drive, San Marcos, Texas 78666, LISA P. HAMILTON, also an individual, whose address is 712 Willow Ridge Drive, San Marcos, Texas 78666, and PIERCE-HAMILTON ENERGY PARTNERS LP, a Texas limited partnership, whose address is also 3327 W. Wadley, Suite 3-267, Midland, Texas 79707 (collectively, the “Guarantors”); and American State Bank, a state banking association organized under the laws of the State of Texas, whose address is 620 N. Grant, Odessa, Texas 79761-4797 (alternatively, AASB@, the ALender@, or the ABank@).

NOTICE IS TAKEN OF THE FOLLOWING:

A.	Borrower is the successor-in-interest by merger to Esconde Resources LP, a Texas limited partnership (“Esconde”), and Permian Legend Petroleum LP, also a Texas limited partnership (“Permian Legend”). Borrower has succeeded to all rights and liabilities of Esconde and Permian Legend.

B.	Included in the liabilities of Esconde for which Borrower is now liable is a term loan in the original principal amount of Three Hundred Nine Thousand Six Hundred Eighty-One and Eighty-Seven/100 Dollars ($309,681.87) (the “Esconde Term Loan”). The Bank advanced the Esconde Term Loan to Esconde pursuant to the terms of a Loan Agreement, dated as of September 1, 2009 (the “Esconde Loan Agreement”), by and among Esconde, as Borrower; Esconde Energy, LLC, as Guarantor (“Esconde Energy”); and the Bank, as Lender.

C.	The Esconde Term Loan is evidenced by a Term Note, dated September 1, 2009, in the original principal amount of Three Hundred Nine Thousand Six Hundred Eighty-One and Eighty-Seven/100 Dollars ($309,681.87), with a current balance of Two Hundred Seventy-One Thousand Two Hundred Eighty-Two and No/100 Dollars ($271,282.00), which finally matured on March 1, 2010 (the “Esconde Term Note”).

D.	The Esconde Loan is collateralized by Borrower’s execution of Deeds of Trust, or amendments thereto, and the filing of financing statements, collectively covering collateral associated with oil and gas properties owned by Esconde in Borden, Garza, and Scurry Counties, in the State of Texas (collectively, as so amended, the “Esconde Deeds of Trust”). In addition, the Esconde Loan is collateralized by that certain unlimited Guaranty Agreement (the “Esconde Guaranty Agreement”), executed by Esconde Energy. The Esconde Loan Agreement, the Esconde Term Note, the Esconde Deeds of Trust, and the Esconde Guaranty Agreements are collectively referred to herein as the “Esconde Loan Documents”.

E.	Included in the liabilities of Permian Legend for which Borrower is now liable is a term loan in the original principal amount of One Million Six Hundred Seventy-Five Thousand and No/100 Dollars ($1,675,000.00)(the “First Permian Term Loan”); a term loan in the original principal amount of Fifty Thousand and No/100 Dollars ($50,000.00)(the “Second Permian Term Loan”), and a letter of credit in the amount of Fifty Thousand and No/100 Dollars ($50,000.00), formerly issued by the Bank at the request of Permian Legend, LLC (the general partner of Permian Legend), for the benefit of the Texas Railroad Commission, with the most current iteration of that letter of credit, to be issued simultaneously with the execution of this Agreement, at the request of the Borrower, as successor-in-interest to Permian Legend, LLC (the “Permian Letter of Credit”). The Bank has advanced the First Permian Term Loan and the Second Permian Term Loan, and issued the Permian Letter of Credit pursuant to the terms of that certain Loan Agreement, dated as of August 1, 2008; as modified and amended by that certain First Amendment to Loan Agreement, dated as of October 15, 2008; as further modified and amended by that certain Second Amendment to Loan Agreement, dated as of January 2, 2009; as further modified and amended under that certain Third Amendment to Loan Agreement, dated as of March 17, 2009, to be effective for all purposes as of February 15, 2009; as further modified and amended under that certain Fourth Amendment to Loan Agreement, dated as of May 15, 2009, to be effective for all purposes as of May 1, 2009, as further modified and amended by that certain Fifth Amendment to Loan Agreement dated as of October 15, 2009, to be effective as of July 15, 2009; and as further modified and amended by that certain Sixth Amendment to Loan Agreement dated as of December 28, 2009, to be effective as of December 15, 2009 (as so amended, the “Permian Loan Agreement”).

F.	The First Permian Term Loan is evidenced by a Term Note, dated as of August 1, 2008, in the original principal amount of One Million Six Hundred and Seventy-Five Thousand and No/100 Dollars ($1,675,000.00), executed by Permian Legend in favor of the Lender, as modified and amended by that certain Modification and Amendment of Term Note, dated as of October 15, 2008; as further modified and amendment by that certain Second Modification and Amendment of Term Note, dated as of January 2, 2009; as further modified and amended by that certain Third Modification and Amendment of Term Note, dated as of March 17, 2009, effective as of February 15, 2009; as further modified and amended by that certain Fourth Modification and Amendment of Term Note, dated as of May 15, 2009, effective as of May 1, 2009; as further modified and amended by that certain Fifth Modification and Amendment of Term Note, dated as of October 15, 2009; and as further modified and amended by that certain Sixth Modification and Amendment of Term Note, dated as of December 28, 2009, effective as of December 15, 2009, with a current principal balance of Six Hundred Eighty-Eight Thousand Seven Hundred Twenty-Four and No/100 ($688,724.00) (as so modified, the “First Permian Term Note”). The Second Permian Loan is evidenced by a Term Note, dated as of October 15, 2009, as further modified and amended by that certain First Modification and Amendment of Term Note, dated as of December 28, 2009, effective as of December 15, 2009, in the original principal amount of Fifty Thousand and No/100 Dollars ($50,000.00), with a current principal balance of Forty-One Thousand and No/100 Dollars ($41,000.00) (the “Second Permian Term Note”). The Permian Letter of Credit is evidenced by a letter of credit issued by the Bank simultaneously with the execution of this Agreement, at the request of the Borrower, in favor of the Texas Railroad Commission.

G.	Permian Legend’s performance under the First Permian Term Note, the Second Permian Term Note, and the Permian Letter of Credit (collectively, the “Permian Notes”), is collateralized by Deeds of Trust, and amendments thereto, covering Permian Legend’s oil and gas properties in Jones, Runnels, and Taylor Counties, in the State of Texas (as modified or amended, collectively, the “Permian Deeds of Trust”). In addition, Permian Legend’s performance under the Permian Notes is collateralized by Guaranty Agreements, dated as of August 1, 2008, under which Permian Legend, LLC (“Permian LLC”), Ronnie L. Steinocher, and Lisa P. Hamilton (collectively, the “Permian Guarantors”) agree to guaranty the Borrower’s indebtedness evidenced by the Permian Notes (collectively, the “Permian Guaranty Agreements”). As additional collateral for the Permian Letter of Credit, Permian granted to the Bank a security interest in a time deposit account established and maintained by Permian with the Bank, said security interest being evidenced by a Security Agreement (the “Permian Security Agreement”), and duly perfected by the Bank. The Permian Loan Agreement, the Permian Notes, the Permian Deeds of Trust, the Permian Guaranty Agreements, and the Permian Security Agreement are collectively referred to herein as the “Permian Loan Documents”. The Esconde Loan Documents and the Permian Loan Documents are collectively referred to as the “Existing Loan Documents” and the Esconde Loan and the Permian Loans are collectively referred to as the “Existing Loans”.

H.	Both Esconde and Permian Legend have now merged into the corporate predecessor-in- interest to Baron, which then merged into Baron. By operation of law and under the terms of the Existing Loan Documents, Borrower is now responsible for the performance of both Esconde and Permian Legend with respect to the Existing Loans. The Existing Loans continue to be evidenced and collateralized by the Existing Loan Documents. As successor in interest by merger, Baron is now the Borrower under all of the Existing Loans.

I.	With the exception of the Permian Letter of Credit, which presently matures according to its terms, all of the Loans matured on March 10, 2010. The Borrower, the Esconde Guarantors, and the Permian Guarantors have asked the Bank to extend the maturity date of the matured Loans to September 1, 2010. As consideration for the requested extension of the maturity date of the Loans, the Bank has required that the Esconde Loan be renewed into a new term loan in the original principal amount of Five Hundred and Fifty Thousand and No/100 Dollars ($550,000.00)(the “First Term Loan”) and that the First Permian Loan and the Second Permian Loan be consolidated into a new term loan in the original principal amount of Four Hundred and Fifty Thousand and No/100 Dollars ($450,000.00)(the “Second Term Loan”). The Bank will continue to maintain the reissued Permian Letter of Credit in place with the Texas Railroad Commission, but any obligation associated with that letter of credit will be assumed by Baron simultaneously with the execution of this Agreement (as so assumed, the “Letter of Credit”). The First Term Loan, the Second Term Loan, and the Letter of Credit are collectively referred to herein as the “Loans”.

J.	The First Term Loan will be evidenced by a term note, of even date with this Agreement, in the original principal amount of Five Hundred and Fifty Thousand and No/100 Dollars ($550,000.00) (the “First Term Note”), and the Second Term Loan will be evidenced by a term note in the original principal amount of Four Hundred and Fifty Thousand and No/100 Dollars ($450,000.00) (the “Second Term Note”). The First Term Note, the Second Term Note, and the Letter of Credit are collectively referred to herein as the “Notes”.

K.	As collateralization for the Loans, the Borrower agrees to execute in favor of the Bank those instruments called for under Article IV below.

L.	In further support of the Borrower’s obligations under the Loans, the Guarantors have agreed to execute Guaranty Agreements, of even date herewith, under which the Guarantors guarantee the Borrower’s performance under the Loans. In support of the Letter of Credit, the Borrower has agreed to renew and extend the Permian Security Agreement into a new Security Agreement covering the same time deposit account (the “Security Agreement”).

M.	In order to document the extension, renewal, and consolidation of the Loans, the Borrower, the Guarantors, and the Bank have agreed to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the premises and Ten and No/100 Dollars and other good and valuable consideration granted by the Bank to the Borrower, which is of direct and material benefit to Guarantors, the receipt and sufficiency of which are specifically acknowledged by Borrower and Guarantors (collectively, the “Loan Parties”), the parties do hereby agree as follows:

ARTICLE I
DEFINITION OF TERMS

In addition to those terms defined in the preamble and the recitations found above, the following terms will have the respective meanings indicated below for purposes of this Agreement:

1.01 ADVANCE: The disbursement of a sum loaned or to be loaned by the Bank to any of the Borrowers pursuant to this Agreement.

1.02. AMERICAN STATE BANK BASE RATE: The rate announced by Bank as its base lending rate as of the beginning of each Business Day, as defined below (and for holidays or weekends the Base Rate shall be the American State Bank Base Rate as of the close of business on the most recent Business Day immediately preceding such weekend or holiday) before all sums payable hereunder have been paid in full. Without notice to Borrower or any other person, the Base Rate may change from time to time pursuant to the preceding sentence. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bank may make commercial loans or other loans at rates of interest at, above or below the Base Rate.

1.03. APPLICABLE LAWS: Those laws and regulations described in Section 6.11(a) below.

1.04. BANK LIENS: The Liens in favor of Bank, securing all or any portion of the Obligation, including, without limitation, rights in any of the Collateral created in favor of Bank, whether by the Deeds of Trust or a mortgage, pledge, hypothecation, assignment, transfer or other granting or creation of Liens.

1.05. BASELINE: BaseLine Capital, Inc., a Texas corporation, which has acted as subordinated lender in connection with certain indebtedness advanced to Permian Legend, but not Esconde, all of which is junior and subordinate to, the indebtedness owed by the Borrower to the Bank.

1.06. BORROWING BASE: At any date the amounts determined pursuant to Section 3.03 of this Agreement.

1.07. BUSINESS DAY: Every day (other than Saturday or Sunday) on which Bank is open to the public generally for the transaction of banking business.

1.08. COLLATERAL: any and all property, tangible or intangible, now existing or hereafter acquired, mortgaged, pledged, assigned, or otherwise encumbered by the Borrower or any other person to or for the benefit of the Lender pursuant to the Deeds of Trust or any other agreement or instrument now or hereafter executed and delivered by the Borrower or any other person to secure the payment of the Notes, as any such agreement or instrument may be amended, supplemented or otherwise modified from time to time.

1.09. COMMITMENT: As defined under Section 3.03 below.

1.10. DEBT: As to any person, at any particular date, and without duplication, the sum at such date of (a) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services for which such person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which such person otherwise assures a creditor against loss; (b) all obligations of such person under leases which shall have been, or should have been, in accordance with tax basis accounting principles in effect on the date of this Agreement, recorded as capital leases in respect of which such person is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or in respect of which obligations such person otherwise assures a creditor against loss, (c) all indebtedness and other liabilities secured by any Lien on any property owned by such person even though such person has not assumed or otherwise become liable for payment thereof; (d) all obligations of such person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such person; and (e) indebtedness of such person evidenced by a bond, debenture, note or similar instrument; provided, however, Debt shall not include accounts payable incurred in the ordinary course of such person’s business.

1.12. DEEDS OF TRUST: Those Deeds of Trust, Mortgages, Assignments of Production, Security Agreements, and Financing Statements, to be executed by the Borrower, pursuant to the terms of Article IV below, as collateralization for its performance under the Loans.

1.13. ENVIRONMENTAL COMPLAINT. Any complaint, order, citation, notice or other written communication from any person or Governmental Authority with respect to the existence or alleged existence of a violation of any requirement of law or liability resulting from any air emission, water discharge, noise emission, asbestos, Hazardous Substance or any other environmental, health, or safety matter at, upon, under, or within any of the property owned, operated or used by Borrower.

1.14. EVENT OF DEFAULT: Any one of those events described in Article VIII below giving rise to a breach by the Borrower of the terms of this Agreement or any of the other Loan Documents executed simultaneously herewith.

1.15. FINANCING STATEMENT: The financing statement or financing statements (prepared upon standard Uniform Commercial Code forms) executed and delivered by Borrower in connection with the Deeds of Trust, the Security Agreement, or any other documentation collateralizing the Borrower’s performance in connection with the Loans.

1.16. GOVERNMENTAL AUTHORITY: Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.17. GUARANTORS: Collectively, Ronnie L. Steinocher, Lisa P. Hamilton, and Pierce-Hamilton Energy Partners LP.

1.18. GUARANTY AGREEMENTS: Those Guaranty Agreements, to be executed of even date herewith, by the Guarantors in support of the Borrower’s performance under the Loans.

1.19. HAZARDOUS SUBSTANCE: Any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, solid waste, contaminants, polychlorinated biphenyls, paint containing lead, urea, formaldehyde, foam insulation, and discharge of sewage or effluent, whether or not regulated under federal, state or local environmental statutes, ordinances, rules, regulations or orders generated by the operations or business, or located at any property, of Borrower or Guarantors.

1.20. HIGHEST LAWFAUL RATE: The maximum rate of interest (or, if the context so requires, an amount calculated at such rate) that the Bank is allowed to contract for, charge, take, reserve or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges under the Loan Documents.

1.21. LETTERS-IN-LIEU: Those letters-in-lieu of division orders to be executed by the Borrower simultaneously with the execution of this Agreement, delivered to the Bank, and transmitted to the purchasers of oil and gas production from Borrower’s properties, under which the Borrower consents to the continuing distribution of the proceeds of such production to the Bank, to be applied according to the parties’ existing lock box arrangement.

1.22. LIEN: Any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from any Deed of Trust, mortgage, encumbrance, pledge, hypothecation, assignment, deposit arrangement, or preference, priority or other security agreement (including, without limitation, any conditional sale or other title retention agreement or trust receipt or a lease, consignment or bailment for security purposes). The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

1.23. LOAN DOCUMENTS: Collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty Agreements, (d) the Security Instruments, (e) the Letters-in-Lieu, and (f) any and all notes, mortgages, Deeds of Trust, security agreements, financing statements, guaranties, and other agreements, documents, certificates, letters and instruments ever delivered or executed pursuant to, or in connection with, this Agreement, whether existing on the date hereof or thereafter created, as any of the same may hereafter be amended, supplemented, extended or restated.

1.24. MATERIAL ADVERSE EFFECT: Any set of circumstances or events that: (a) has, will, or could reasonably be expected to have any material adverse effect upon the validity, performance or enforcement of any Loan Document; (b) is or could reasonably be expected to be material and adverse to the financial condition or business operations of Borrower, as represented to the Bank in this Agreement; (c) will or could reasonably be expected to impair the ability of Borrower to fulfill his obligations under the terms and conditions of the Loan Documents; or (d) will or could reasonably be expected to cause an Event of Default.

1.25. MATERIAL AGREEMENT: Any material written or oral agreement, contract, commitment, arrangement or understanding to which such person is a party, by which such person is directly or, to such person’s knowledge, indirectly bound, or to which any asset of such person may be subject, which is not subject to cancellation by such person upon thirty (30) days or less notice without liability for further payment other than nominal penalties, excluding, however, such agreements, contracts, commitments, arrangements or understandings pursuant to which the subject matter thereof does not exceed $50,000 in the aggregate.

1.26. MATURITY DATES: With respect to the First Term Loan and the Second Term Loan, the maturity date is September 1, 2010. With respect to the Letter of Credit, the maturity date is August 1, 2011.

1.27. NOTES: Collectively, the First Term Note, the Second Term Note, and the Letter of Credit.

1.28. OBLIGATION: Collectively, the Loans, the indebtedness evidenced by the Notes, and all other present and future indebtedness, obligations and liabilities, and all renewals, rearrangements and extensions thereof, or any part thereof, now or hereafter owed to Lender by Borrower arising from, by virtue of, or pursuant to any Loan Document, or otherwise, together with all interest accruing thereon and costs, expenses, and attorneys’ fees incurred in the enforcement or collection thereof, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several or were, prior to acquisition thereof by Lenders, owed to some other person.

1.29. RELEASE: Any generation, treatment, storage, recycling, transportation or disposal or release, all as defined in 42 USC § 9601(22)(other than Releases in compliance with Relevant Environmental Laws or permits issued thereunder), of any Hazardous Substance.

1.30. RELEVANT ENVIRONMENTAL LAW: All requirements of law from time to time applicable to any property owned, operated or used by Borrower or any part thereof with respect to (a) the installation, existence or removal of asbestos; (b) the existence, discharge or removal of Hazardous Substances; (c) air emissions, water discharges, noise emissions and any other environmental, health or safety matters; and (d) effects of the environment of any of such properties or any part thereof or of any activity theretofore, now or hereafter conducted on any of such properties.

1.31. SECURITY AGREEMENT: That certain Security Agreement, of even date herewith, under which the Borrower grants to the Bank a security interest in a time deposit account presently maintained with the Bank, said security interest to be perfected under a duly filed Financing Statement.

1.32. STOCK PLEDGE AGREEMENTS. Those certain Stock Pledge Agreements of even date herewith under which each of the Guarantors pledges to the Bank his, her, or its stock positions in the Borrower, with such positions to include not only any shares currently vested in the Guarantors, but also any options, puts, or calls, to which any of the Guarantors is entitled as a part of his, her, or its compensation package.

1.33. SUBORDINATION AGREEMENTS: Those Subordination Agreements previously executed by and among Baseline, ASB, and the Borrower, pursuant to the terms of which Baseline agreed to subordinate any of the indebtedness owed to it by the Borrower to the indebtedness that it owed to the Bank.

1.34. OTHER DEFINITION PROVISIONS:

a.	All terms defined in this Agreement will have the above described meanings when used in any other Loan Document or in any certificate, report or other document made or delivered pursuant to this Agreement, unless same will otherwise expressly require.

b.	Terms used herein in the singular will import the plural and vice versa.

c.	Terms not specifically defined herein will have the meanings accorded them under generally accepted accounting principles, or the Texas Uniform Commercial Code, as appropriate.

d.	The words Ahereof,@ Aherein,@ Ahereto,@ Ahereunder@ and similar terms when used in this Agreement will refer to this Agreement as a whole and not to any particular provisions of this Agreement.

1.35. ACCOUNTING PRINCIPLES. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement or any other Loan Paper, such determination, consolidation, or computation shall be made in accordance with principles of generally accepted accounting principles, consistently applied (“GAAP”), except when such principles are inconsistent with the requirements of this Agreement.

ARTICLE II
THE OBLIGATION

2.01. The Loans. Subject to and upon the terms and conditions and relying on the representations, warranties, commitment to cross-collateralize and cross-default, and releases of the Borrower contained in this Agreement, Bank agrees to make the following Loans to the Borrower, as stated below:

a.	First Term Loan: Bank hereby confirms that it will renew, extend, and advance to the Borrower the First Term Loan, in the original amount of Five Hundred and Fifty Thousand and No/100 Dollars ($550,000.00). The First Term Loan will renew, extend, and increase the Esconde Term Loan. The Borrower acknowledges and agrees that the increase in the principal available under the First Term Loan will be applied, in its entirety, to the outstanding principal balance due under the Permian Loans. The First Term Note will mature on September 1, 2010, and bears interest on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum as provided in the First Term Note. Principal and interest on the First Term Note shall be payable in the manner and on the dates specified in the First Term Note.

b.	Second Term Loan: Bank hereby confirms that it will renew and extend the First Permian Loan and the Second Permian Loan into the Second Term Loan. The Second Term Loan will be evidenced by the Second Term Note, in the original amount of Four Hundred and Fifty Thousand and No/100 Dollars ($450,000.00). The Second Term Note will also mature on September 1, 2010, and bears interest on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum as provided in the Second Term Note. Principal and interest on the Second Term Note shall be payable in the manner and on the dates specified therein.

c.	Letter of Credit: Bank hereby agrees to continue to maintain in place the Letter of Credit. If the Texas Railroad Commission calls for funding under the Letter of Credit, the Borrower agrees to make payments of outstanding principal, and accrued interest, to be calculated at the same rate as that required under the First Term Note and the Second Term Note, with such payments to be amortized over the time period that begins with funding under the Letter of Credit and ends on August 1, 2011, the date of the Letter of Credit’s expiration. Within the time period specified by the Texas Railroad Commission, the Borrower will provide that agency with advance notice of its intention to have another financial institution issued any renewal or extension of the Letter of Credit. The Borrower acknowledges and agrees that the Bank has advised it that the Letter of Credit will not be renewed beyond its current termination date of August 1, 2011, and that the Borrower will be required to replace that Letter of Credit with a bond or a letter of credit issued by another institution as of that date. In the interim, regardless of whether Borrower has paid off the First Term Loan and the Second Term Loan, the Bank will require the Borrower to continue to provide cash collateralization as consideration for the Bank’s willingness to keep the Letter of Credit in effect.

2.02. Limitations on Advances and Borrowers= Liability. The liability for repayment of the interest on account of the Loans will be limited to and calculated with respect to proceeds from the Notes actually advanced to the Borrower pursuant to the terms of this Agreement and only from the date or dates of such Advances. Loan proceeds advanced by Bank (acting in its sole discretion upon the occurrence of an Event of Default) by journal entry to pay interest, financing costs, and any other costs associated with foreclosure, as well as loan proceeds advanced directly by Bank to pay costs or expenses required to be paid by the Borrower pursuant to this Agreement, will constitute actual Advances to the Borrower.

2.03. Borrowing Bases. The amounts outstanding under each of the First Term Loan and the Second Term Loan will be limited to the lesser of the following amounts: (a) the Borrowing Base in effect for each of those Loans; or (b) the face amount of the Note governing that particular Loan. Each of such Loans shall have its own, individual Borrowing Base. The initial Borrowing Base for the First Term Loan is hereby established in the amount of Five Hundred and Fifty Thousand and No/100 Dollars ($550,000.00), and the Borrowing Base for the Second Term Loan is hereby established in the amount of Four Hundred and Fifty Thousand and No/100 Dollars ($450,000.00).

The Bank shall redetermine the Borrowing Base for each Loan at such time as the Bank, acting in its sole discretion, so elects. If any redetermination results in a change in either Borrowing Base, the Bank shall promptly notify the Borrower of the change. If a redetermination results in no change in a Borrowing Base, then no notification shall be necessary. Should the Bank determine that one of the Borrowing Bases is less than the principal amount then outstanding, the Borrower shall, within thirty (30) days after receipt of written notice from the Bank, take either of the following steps that may be required by the Bank: (i) by instruments satisfactory in form and substance to the Bank, provide the Bank with additional collateral with value in amounts satisfactory to the Bank in order to increase the Borrowing Base by an amount at least equal to such excess; or (ii) prepay the principal of the applicable Note (together with accrued interest on the principal amount so prepaid) in an amount at least equal to such excess.

ARTICLE III
COLLATERALIZATION

3.01. Collateral for First Term Loan. The Borrower and the Bank agree that the First Term Loan shall be secured by the following:

a.	Amendments to the Esconde Deeds of Trust, confirming the first lien created under those instruments in the oil and gas properties and other interests covered by the Esconde Deeds of Trust, with each of such amendments to be executed simultaneously with the execution of this Agreement, and recorded in the public records of those counties in which any of the collateralized oil and gas properties is located;

b.	Deeds of Trust creating a third lien against the oil and gas properties and other interests covered by the Permian Deeds of Trust, with that lien to be subordinate to the Bank’s first lien against those properties created under the Permian Deeds of Trust and BaseLine’s second lien against such properties created under Deeds of Trust executed in favor of BaseLine;

c.	The Security Agreement, of even date herewith, to be executed by the Borrower, under which it grants to the Bank a security interest in the time deposit account that secures its performance in connection with the Letter of Credit.

As further support for the Bank’s lien positions, the Bank shall be entitled, and the Borrower does hereby authorize the Bank, to file any such Financing Statements with the Office of the Texas Secretary of State, in order to perfect any of the security interests granted under the instruments described above.

3.02. Collateral for Second Term Loan. The Borrower and the Bank agree that the Second Term Loan shall be secured by the following:

a.	Amendments to the Permian Deeds of Trust, confirming the first lien created under those instruments in the oil and gas properties and other interests covered by the Permian Deeds of Trust, with each of such amendments to be executed simultaneously with the execution of this Agreement, and recorded in the public records of those counties in which any of the collateralized oil and gas properties is located;

b.	Deeds of Trust creating a second lien against the oil and gas properties and other interests covered by the Esconde Deeds of Trust, with that lien to be subordinate to the Bank’s first lien against those properties created under the Esconde Deeds of Trust;

c.	The Security Agreement, of even date herewith, to be executed by the Borrower, under which it grants to the Bank a security interest in the time deposit account that secures its performance in connection with the Letter of Credit.

As further support for the Bank’s lien positions, the Bank shall be entitled, and the Borrower does hereby authorize the Bank, to file any such Financing Statements with the Office of the Texas Secretary of State, in order to perfect any of the security interests granted under the instruments described above.

3.03. Collateral for Letter of Credit. The Borrower and the Bank agree that the Letter of Credit shall be secured by that certain Security Agreement, of even date herewith, to be executed by the Borrower, under which it grants to the Bank a security interest in the time deposit account that has previously secured its performance in connection with the Letter of Credit. Regardless of whether the Borrower pays off the First Term Loan and the Second Term Loan, the Bank requires that the Borrower maintain the Security Agreement in full force and effect so long as the Bank is obligated to the Texas Railroad Commission under the Letter of Credit.

3.04. Collateral for all Loans. As further support for the Borrower’s performance in connection with all of the Loans, the Guarantors agree to execute the Guaranty Agreements and the Stock Pledge Agreements.

ARTICLE IV
THE ADVANCES

4.01. Loan Limitations. Notwithstanding anything stated herein to the contrary, in no event will Bank be obligated to advance to the Borrower hereunder or under the Loan Documents any amounts in excess of the lesser of (a) the Borrowing Base established for each Loan; (b) the face amount of each of the Notes; or (c) the highest amount that the Bank is authorized to advance under applicable legal lending limits.

4.02. Conditions Precedent. The obligation of Bank to make each Advance hereunder, will be subject to the prior or simultaneous occurrence or satisfaction of each of the following conditions:

a.	Bank has received from Loan Parties all of the Loan Documents duly executed by Loan Parties, and the Loan Documents are currently outstanding and enforceable in accordance with their terms, all as required hereunder.

b.	The representations and warranties made by Borrower, which are set forth below in Article VI hereof, shall be true and correct in every material respect as of the date of each Advance, and if requested by Bank, Borrower will give a certificate to Bank to that effect.

c.	The Borrower shall have fully complied with each of the covenants are set forth in Article VII below, except as such compliance may be limited by the passage of time.

d.	The Borrower shall establish to the Bank’s satisfaction that all applicable policies of liability and general indemnity insurance, in such amounts as are required by the Bank, are fully enforce and name the Bank as loss payee.

e.	No Event of Default shall have occurred and be subsisting.

f.	If required by the Bank, Borrower shall have furnished to Bank certified copies of resolutions of Loan Parties authorizing execution, delivery, and performance of all of the Loan Documents and authorizing the borrowing hereunder, along with, regardless of the nature of the borrowing entity, such certificates of existence, certificates of good standing, and other certificates or documents a Bank may reasonably require to evidence Borrower’s authority.

g.	Bank has received from Borrower such other instruments, evidence, and certificates as it may reasonably require.

ARTICLE V
ACKNOWLEDGMENTS,
REPRESENTATIONS, AND WARRANTIES OF BORROWER

Borrower acknowledges, represents, and warrants to the Bank that:

5.01. Previously Existing Events of Default: Pursuant to the terms of the Esconde Loan Agreement, Esconde has borrowed funds from the Bank, and failed to pay those funds back to the Bank by the extended maturity date of March 1, 2010. Pursuant to the terms of the Permian Loan Agreement, Permian Legend also borrowed funds from the Bank, and also failed to pay those funds back to the Bank by the same extended maturity date of March 1, 2010. As successor in interest by merger to both Esconde and Permian Legend, the Borrower is subject to those existing Events of Default. Consequently, the Borrower has heretofore been in default under the Existing Loans, and only the Bank’s agreement to defer pursuit of its remedies and renew and extend the Existing Loans into the Loans prevents the Bank from pursuing those remedies as of the date of this Agreement. Borrower acknowledge that no action on the part of the Bank prevented it from repaying the Existing Loans when they became due. Moreover, the Borrower specifically acknowledges that the Bank’s willingness to extend and renew the Existing Loans into the Loans represents the Bank’s accommodation of its request. The Bank is under no obligation to honor that request.

5.02. Security Interest: Lender has a duly perfected, first priority security interest in each item of the collateral identified in the Esconde Deeds of Trust, the Permian Deeds of Trust, and the Existing Security Agreement.

5.03. Good Faith: Each of the parties to this Agreement is proceeding and has proceeded in good faith with respect to their rights and remedies under the Existing Loan Agreements and those documents executed in connection therewith.

5.04. Legal Compliance. Borrower has no knowledge of any material violation of any law, ordinance, order, rule, or regulation of any Governmental Authority that exists with respect to the Collateral; the use thereof complies with all applicable laws; and all laws, ordinances, orders, rules and regulations of all Governmental Authorities for such use have been or will be satisfied.

5.05. Financial Statements. The financial statements and information regarding the financial condition of the Guarantors heretofore delivered to Bank are true and correct in all material respects, and fairly and accurately present the financial condition of the Guarantors as of the date thereof; no Material Adverse Change has occurred in the financial condition of the Guarantors since the date thereof; and no additional borrowing has been made or committed to by the Guarantors since the date thereof other than the borrowing contemplated hereby. Since February 26, 2010, the financial statements and information regarding the financial condition of the Borrower complied in all material respects with the requirements of the securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission promulgated thereunder applicable to such documents.

5.06. Pending Litigation. Other than those lawsuits referred to on Schedule 6.06, no actions, suits or proceedings are pending or, to the knowledge of the Borrower, threatened against or affecting any of the Borrower or involving the validity or enforceability of any of the Loan Documents, or the priority of any of the Bank Liens, at law or in equity, or before or by any Governmental Authority, except actions, suits and proceedings fully covered by insurance, or which, if adversely determined, would not impair the ability of Borrower to pay when due any amounts included in the Obligation.

5.07. Organization. Baron is duly organized, validly existing, and in good standing under the laws of the state or states of its organization and is also in good standing under the laws of the state in which any portion of the Collateral is located. The Borrower has full power and authority to own the Collateral, and to enter into and perform Borrower’s obligations under the Loan Documents, including the borrowing contemplated hereby; and the Loan Documents to which the Borrower is a party, when executed, will have been, and will continue to be as long as the Loans are outstanding, duly authorized, executed, and delivered by Borrower and constitute each Loan Party’ valid and binding obligation, enforceable against each Loan Party in accordance with its respective terms, not subject to any defense based upon usury, the capacity of any Loan Party, or otherwise.

5.08. Absence of Default under Other Agreements. The consummation of the transactions contemplated by, and the performance of, this Agreement and the Loan Documents will not violate or contravene any provision of any instrument creating or governing the business operations of the Borrower and will not result in a breach of, or constitute a default under, any mortgage, deed of trust, lease, bank loan or credit agreement or other instrument to which any Loan Party is a party or by which any Loan Party or the Collateral may be bound or affected.

5.09. No Consent Necessary. No consent of any other party and no consent, license, approval, or authorization of, or registration or declaration with, any Governmental Authority is required in connection with the execution, delivery, performance, validity or enforceability of the transactions contemplated by this Agreement or the instruments executed in connection herewith which have not previously been obtained.

5.10. Use of Proceeds. The Borrower has entered into this Agreement consistent with its duly authorized purposes and will use the proceeds of the Loans made pursuant to this Agreement as provided herein as principal for its own account and for business and commercial purposes as such terms are used in the Consumer Credit Protection Act (the Truth in Lending Act forming a part thereof).

5.11. Environmental Matters.

a.	No notice, notification, demand, request for information, citation, summons, or order has been issued, no complaint has been filed, no penalty has been assessed and, to the knowledge of the Borrower, no investigation or review is pending or threatened by any Governmental Authority or other person: (i) with respect to any alleged violation of any law, ordinance, rule, regulation or order of any Governmental Authority in connection with the property, operations or conduct of the business of the Borrower; or (ii) with respect to any alleged failure to have any permit, certificate, license, approval, requisition, or authorization required in connection with the property, operations, or conduct of the business of the Borrower; or (iii) with respect to any Release of any Hazardous Substance.

b.	Except in substantial compliance with Relevant Environmental Laws and permits issued thereunder, (i) the Borrower, nor the businesses conducted by any of them have placed, held, located, or disposed of any Hazardous Substance on, under, or at any property now or previously owned or leased by any of them, and none of such properties has been used as a dump site or storage (whether permanent or temporary) site for any Hazardous Substance; (ii) no polychlorinated biphenyls, urea, or formaldehyde is or has been present at any property now or previously owned or leased by the Borrower; (iii) no asbestos is or has been present at any property now or previously owned or leased by the Borrower; (iv) there are no underground storage tanks which have been used to store or have contained any Hazardous Substance, active or abandoned, at any property now or previously owned or leased by the Borrower; (v) no Hazardous Substance has been released at, on, or under any property previously owned or leased by the Borrower; and (vi) no Hazardous Substance has been released or is present, in a reportable or threshold quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by the Borrower.

c.	The Borrower has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”), the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”), or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations.

d.	There are no environmental Liens on any property owned or leased by the Borrower, and no actions by any Governmental Authority have been taken or are in process which could subject any of such properties to such Liens.

e.	Prior to the date hereof, the Borrower has provided to Lenders all environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of the Borrower in relation to any property or facility now or previously owned or leased by the Borrower.

5.12. Use of Proceeds. Neither the Borrower, nor any entity in which it owns the controlling interest is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

All of the foregoing representations and warranties made by the Borrower will be continuing and true and correct for the period from the date hereof through and as of the date of the payment of all indebtedness and the performance of all obligations secured hereby, with the same force and effect as if made each day throughout such period, and all of such representations and warranties will survive such payment, performance and release.

ARTICLE VI
COVENANTS

6.01. AFFIRMATIVE COVENANTS. Until the Notes and other liabilities of the Borrower hereunder are paid in full and unless the Bank otherwise consents in writing, the Borrower agrees that it will fulfill the following covenants within the time periods stated below:

a.	Borrower shall furnish to Bank, within ninety (90) days after the close of each fiscal year (with the next fiscal year to be measured being the one ending as of July 31, 2010), copies of financial statements prepared in accordance with reporting requirements applicable to public companies.

b.	Borrower shall furnish to Bank, within sixty (60) days after the end of each calendar quarter (with the next calendar month to be measured being the one ending as of April 30, 2010), copies of financial statements prepared in accordance with reporting requirements applicable to public companies.

c.	Borrower shall furnish to Bank, within ten (10) days after the end of each calendar month (with the next calendar month to be measured being the one ending as of May 31, 2010), and a statement of production history, using the same form that the Borrower has previously used for purposes of reporting production;

d.	The Borrower shall furnish to Bank, within thirty (30) days of filing a tax return with the Internal Revenue Service, a copy of such tax return, with the next tax returns due being those to be filed for 2009.

e.	The Borrower shall permit the Bank and its employees and agents access, at reasonable times, to the books and records of Borrower.

f.	The Borrower shall maintain all of its primary deposit accounts with the Bank.

g.	If the Borrower has failed to pay all amounts due in connection with the Obligation on or before August 1, 2010, the Bank shall be entitled to commission an updated third party engineering evaluation of the Collateral, and the Borrower covenants and agrees to be responsible for the cost of such an evaluation.

h.	Unless the Bank has released a particular property from the lien created under the Permian Deeds of Trust, Borrower shall maintain all of the properties covered by those Deeds of Trust by producing hydrocarbons or otherwise fulfilling the terms of each of the oil and gas leases covering such properties, with no lapses in excess of those allowed under the terms of each of the oil and gas leases.

i.	Simultaneously with the execution of this Agreement, Borrower will execute the Letters-in-Lieu. Out of any proceeds of production attributable to properties covered by the Esconde Deeds of Trust, the Borrower agrees that the Bank shall apply all of such proceeds to the repayment of principal and interest due under the First Term Loan. In addition, if any additional Events of Default occur following the execution of this Agreement, the Bank shall be entitled to apply any excess proceeds toward prepayment of the outstanding principal balance due under the First Term Loan. Out of the proceeds of production attributable to properties covered by the Permian Deeds of Trust, the Borrower agrees that the Bank shall apply such proceeds to the payment of interest due under the Second Term Loan. In addition, if any additional Events of Default occur following the execution of this Agreement, the Bank shall have the right to apply any surplus funds to the repayment of principal due under the Second Term Loan. If no additional Events of Default occur following the execution of this Agreement, the Bank agrees to use any excess proceeds that it receives from purchasers of production to pay ad valorem taxes, joint interest billings, and other invoices presented by the Borrower for payment; provided, however that nothing in this subparagraph (i) shall obligate the Bank to pay such invoices or other obligations submitted by the Borrower if no proceeds of production remain after the Bank has deducted its payments for monthly principal and interest, or previously paid other invoices presented by the Borrower.

j.	If proceeds of production are available after the Bank has deducted its monthly payment of principal and interest, the Borrower agrees to pay when due all taxes, assessments, and other liabilities, except and so long as contested in good faith.

k.	The Borrower agrees to be jointly and severally liable for reasonable legal fees incurred by the Bank in connection with the preparation of this Agreement, the Notes, and all other agreements and documents contemplated hereby or thereby, and to tender full and final payment of all such fees and expenses simultaneously with the execution of this Agreement. The Borrower will, upon request, promptly reimburse the Bank for all amounts expended, advanced or incurred by the Bank to satisfy any obligation of the Borrower under this Agreement or the Notes. The Borrower will pay all reasonable legal fees and expenses incurred by the Bank to collect the Notes or to enforce the rights of the Bank under this Agreement or any other instruments referred to or mentioned herein or therein or executed in connection herewith or therewith, which amounts will include all court costs, attorneys’ fees, fees of auditors and accountants, and investigation expenses reasonably incurred by the Bank from third parties in connection with any such matters, together with interest at the default rate on each such amount from the date that the same is expended, advanced or incurred by the Bank until the date it is repaid to the Bank.

l.	The Borrower agrees to remain in substantial compliance with all Applicable Environmental Laws. To that end, the Borrower will not place nor permit to be placed any Hazardous Substance on any of the Premises in violation of applicable federal, state, and local environmental laws. In the event the Borrower should discover any Hazardous Substance, on any of its properties that could result in a breach of the foregoing covenant, the Borrower will notify Bank with five (5) business days after such discovery. The Borrower will dispose of all material amounts of Hazardous Substance generated by the Borrower only at facilities and/or with carriers that maintain valid governmental permits under the Resource Conservation and Recovery Act, 42 U.S.C. '6901. In the event any of the Borrower receives any notice of the filing of a complaint or commencement of any administrative or judicial hearing or procedure (an “Environmental Proceeding”) against that Borrower as to any of the Premises alleging a violation of an environmental law or regulation which would have a Material Adverse Effect, the Loan Party receiving such notice will in turn provide notice to Bank within five (5) business days after the Loan Party has received such notice or filing.

m.	The Borrower shall observe and comply in all material respects with all laws statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, certificates, franchises, permits, licenses, authorizations, rules, regulations, directions and requirements of all federal, state, county, municipal and other governments, departments, commissions, boards, courts, authorities, officials and officers, domestic and foreign; provided, however, that the Borrower reserves the right to contest in good faith, by appropriate proceedings diligently conducted, any of the foregoing.

n.	The Borrower shall promptly cure any defects in the execution and delivery of this Agreement, the Notes, or any other instrument or instruments referred to or mentioned herein or therein. The Borrower will immediately execute and deliver, upon request of the Bank, all such further documents or agreements or instruments in compliance with or accomplishment of the covenants and agreements of the Borrower in this Agreement.

6.02. NEGATIVE COVENANTS. Until the expiration or termination of the credit extended hereunder, and thereafter until the Notes and other liabilities of the Borrower hereunder are paid in full, unless the Bank will otherwise consent in writing, the Borrower agrees that:

a.	The Borrower shall not assume, guarantee, endorse, or otherwise become liable upon any material obligations of any other person, by the endorsement of negotiable instrument for deposit or collection.

b.	The Borrower shall not execute a conveyance of any substantial assets without the prior written consent of the Bank, to any third party, save and except for any assets of nominal value no longer needed in Borrower= business, and except for conveyances made for adequate consideration in the normal course of business.

c.	The Borrower shall not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any affiliate or related entity unless such transaction is otherwise permitted under this Agreement or is in the ordinary course of the Borrower=s business and is upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with an entity not affiliated or related.

d.	The Borrower shall not repay any portion of Subordinated Debt, without prior written consent of Bank.

ARTICLE VII
EVENTS OF DEFAULT

7.01. Definition. The following will constitute AEvents of Default@ hereunder:

a.	If the Borrower fails to timely pay any installment of principal or interest on the Notes when due or fails to timely pay any other indebtedness owed by any of the Borrower to the Bank when due;

b.	If the Borrower fails to fulfill any of the terms, provisions, or requirements of this Agreement or any other Material Agreement;

c.	If the Borrower fails to comply with any of the covenants, duties, or obligations of the Borrower, and such failure continues for thirty (30) days after the Bank has transmitted written notice of that failure to the Borrower;

d.	If a default occurs under any of the Loan Documents;

e.	If at any time any representation or warranty made by the Borrower herein is found to be materially incorrect when made;

f. If any of the parties composing the Borrower:

i.	applies for or consents to the appointment of a receiver, trustee, or liquidator,

ii. is unable or admits in writing its inability to pay its debts as they mature,

iii. makes a general assignment for the benefit of creditors,

iv. is adjudicated bankrupt or insolvent, or

v.	files a voluntary petition in bankruptcy or file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any insolvency law or files an answer admitting the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding, or any action is taken by the Borrower for the purpose of effecting any of the foregoing.

g.	If an order, judgment or decree is entered by any court of competent jurisdiction, appointing a receiver, trustee or liquidator of the Borrower or of all or a substantial part of the assets of the Borrower, and such order, judgment, or decree continues unstayed and in effect for any period of sixty (60) consecutive days;

h.	If the Borrower defaults under any other loan documents representing, evidencing, or securing any other loan made to the Borrower;

i.	If the Borrower fails to comply with any requirement of any Governmental Authority within thirty (30) days after notice in writing of such requirement has been given to the Borrower; or

j.	If the Lender deems itself insecure for any reason.

7.02. Remedies.

a.	Upon the occurrence of any Event of Default described in Section 8.01, the lending obligations, if any, of Bank hereunder will immediately terminate, and the entire principal amount of all Obligations then outstanding together with interest then accrued and unpaid thereon will become immediately due and payable, all without demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intention to accelerate maturity or notice of acceleration of maturity, or any other notice of default of any kind, all of which are hereby expressly waived by the Borrower.

b.	Bank will have the right, upon the occurrence of any such Event of Default, in addition to the rights or remedies available to it under the Loan Documents, to:

i.	Enter into possession of any of the properties covered by the Deeds of Trust;

ii.	Within fifteen (15) days following its transmittal of written notice to the Borrower, Guarantors, and any other owners of leasehold interests in any of the Mortgaged Properties, assume the operations of such Mortgaged Properties, with such authority to be exercised either by the Bank or a contract operator engaged by the Bank to assume such operations; and

iii.	Employ watchmen and security guards to protect the Mortgaged Properties.

All sums expended by Bank in pursuit of such remedies will be deemed to have been advanced to the Borrower and secured by the Collateral.

7.03. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, or if the Borrower becomes insolvent, however evidenced, Bank is hereby authorized at any time and from time to time, without prior notice to Borrower (any such notice being expressly waived by the Borrower), to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Bank to or for the credit or the account of the Borrower against any and all of the Obligations, irrespective of whether or not Bank will have made any demand under this Agreement or the Notes and although such Obligations may be unmatured. Bank agrees promptly to notify the Borrower after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of Bank under this Section 8.03 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

7.04. Delegation of Duties and Rights. Bank may perform any of its duties or exercise any of its Rights under the Loan Papers by or through its officers, directors, employees, attorneys, agents or other representatives.

7.05. Bank Not in Control. None of the covenants or other provisions contained in this Agreement or the other Loan Papers will, or will be deemed to, give Bank the right to exercise control over the affairs or management of the Borrower.

7.06. Waivers by Bank. The acceptance by Bank at any time and from time to time of part payment on the Obligation will not be deemed to be a waiver of any Event of Default then existing. No waiver by Bank of any Event of Default will be deemed to be a waiver of any other then-existing or subsequent Event of Default. No delay or omission by Bank in exercising any right under this Agreement or any of the other Loan Documents will impair such Right or be construed as a waiver thereof or any acquiescence therein.

7.07. Cumulative Rights. All rights available to Bank under this Agreement and the other Loan Documents are cumulative of, and in addition to, all other rights available to Bank at law or in equity. The exercise or partial exercise of any such right will not preclude the exercise of any other right under the Loan Documents or otherwise.

7.08. Expenditures by Bank. All court costs, reasonable attorneys’ fees, other costs of collection, and other sums spent by Bank pursuant to the exercise of any right provided herein will be payable to Bank on demand, will become part of the Obligation, and will bear interest at the Highest Lawful Rate per annum on each such amount commencing on the date notice of such claims, judgments, costs, charges or attorneys’ fees is given to Borrower by Bank until the date paid by the Borrower.

7.09. Existing Events of Default and Subsequent Events of Default. The Borrower specifically acknowledges and agrees that it is subject to existing Events of Default under the Existing Notes. Although the Bank has previously agreed, and does hereby agree, to renew the Existing Loans into the Loans and not to pursue its remedies in connection with such existing Events of Default until September 1, 2010, nothing shall prevent the Bank from pursuing its remedies in connection with any Events of Default, as defined in Section 8.01 above, following the execution of this Agreement. Upon the occurrence of such a subsequent Event of Default, the Bank shall be entitled to pursue its remedies not only with respect to such a subsequently occurring Event of Default, but also as to those existing Events of Default acknowledged by the Borrower.

7.10. Cross Defaults and Cross Collateralization: As further stated above, all of the Loans are cross-defaulted and cross-collateralized. If the Borrower fails to fulfill its obligations in connection with any of the Loans on or before September 1, 2010, or if a subsequent Event of Default should occur, the Bank shall have the right to pursue its remedies against the Borrower, based upon the occurrence of only one Event of Default.

ARTICLE VIII
BANK’S DISCLAIMERS — BORROWER=S INDEMNITIES

8.01. Limitation on Interest. All agreements between the Borrower and Bank, whether now existing or hereby arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of the Loans or otherwise, will the amount paid, or agreed to be paid, to Bank for the use, forbearance or detention of the money to be loaned hereunder or otherwise, or for the payment or performance of any covenant or obligation contained herein or in the Notes, Deeds of Trust, Security Agreements, or in any other Loan Documents, exceed the Highest Lawful Rate. If under any circumstance whatsoever fulfillment of any provision hereof or of the Notes, Deeds of Trust, Security Agreements, or other Loan Documents, at the time performance of such provision will be due, will involve transcending the Highest Lawful Rate, then, ipso facto, the obligation to be fulfilled will be reduced to the limit of such validity; and if under any circumstance Bank will ever receive as interest or otherwise an amount which would exceed the Highest Lawful Rate, the amount, if any, which would exceed the Highest Lawful Rate will be applied to the reduction of the principal amount owing on account of the Loans or on account of any other principal indebtedness of Borrower to Bank, and not to the payment of interest, or, if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, the amount of such excessive interest that exceeds the unpaid balance of principal hereof and such other indebtedness will be refunded to the Borrower. All sums paid or agreed to be paid to Bank for the use, forbearance, or detention of the indebtedness of the Borrower to Bank will be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof and, in conjunction therewith, if the Loans should ever be deemed to consist of two or more loans, then any sum paid or agreed to be paid to Bank for the use, forbearance, or detention of the indebtedness of the Borrower to Bank which is deemed to be excessive interest with respect to one or more of such loans will be allocated to the loan or loans for which the Highest Lawful Rate has not been contracted for, charged, or received or for which no maximum rate of interest exists.

8.02. Management. Any term or condition hereof, or of any of the Loan Documents to the contrary notwithstanding, Bank will not have, and by its execution and acceptance of this Agreement hereby expressly disclaims, any obligation or responsibility for the management, conduct or operation of the business and affairs of Borrower; and any term or condition hereof, or of any of the Loan Documents, permitting Bank to disburse funds, whether from the proceeds of the Loans or otherwise, or to take or refrain from taking any action with respect to the Borrower, the Improvements, or any other collateral for repayment of the Loans, will be deemed to be solely to permit Bank to audit and review the management, operation, and conduct of the business and affairs of the Borrower, and to maintain and preserve the security given by the Borrower to Bank for the Loans, and may not be relied upon by any other person. Further, Bank will not have, has not assumed, and by its execution and acceptance of this Agreement hereby expressly disclaims any liability or responsibility for the payment or performance of any indebtedness or obligation of the Borrower, and no term or condition hereof, or of any of the Loan Documents, will be construed otherwise. The Borrower hereby expressly acknowledges that no term or condition hereof, or of any of the Loan Documents, will be construed so as to deem the relationship between the Borrower and Bank to be other than that of the Borrower and Bank. The Borrower will at all times represent that the relationship between the Borrower and Bank is solely that of the Borrower and Bank.

8.03. Indemnification of Bank. The Borrower hereby expressly acknowledges and recognizes the Borrower’s responsibility for and agrees to indemnify and hold Bank and its successors and assigns absolutely harmless from and against all costs, expenses, liabilities, losses, damages, or obligations incurred by or imposed upon or alleged to be due from Bank or its successors and assigns in connection with the assertion of:

a.	Any claim for brokerage, agency or finder’s fees or commissions in connection with the Loans; and

b.	Any claim for attorneys’, appraisal, title insurance, inspection, or other fees, costs, and expenses incurred in connection with the negotiation, closing, administration, collection or refinancing of the Loans, which arise by, through, or on behalf of the Borrower or any agent or representative of them.

Without intending to limit the remedies available to Bank with respect to the enforcement of its indemnification rights as stated herein related to the claims described in 9.03 (a) and (b) above, in the event any claim or demand is made or any other fact comes to the attention of Bank in connection with, relating or pertaining to, or arising out of claims described in 9.03 (a) and (b), which Bank reasonably believes might involve or lead to some liability of Bank, the Borrower will, immediately upon receipt of written notification of any such claim or demand, assume in full the personal responsibility for and the defense of any such claim or demand and pay in connection therewith any loss, damage, deficiency, liability, or obligation, including, without limitation, legal fees and court costs incurred in connection therewith. In the event of court action in connection with any such claim or demand, the Borrower will assume in full the responsibility for the defense of any such action and will immediately satisfy and discharge any final decree or judgment rendered therein. Bank may, at its sole and uncontrolled discretion, make any payments sustained or incurred by reason of any of the foregoing; and the Borrower will immediately repay to Bank in cash the amount of such payment, with interest thereon at the maximum rate of interest permitted by applicable law from the date of such payment, or in the event no such maximum rate exists, then at a rate equal to two percent (2%) above the Prime Rate, as defined above. Bank will have the right to implead the Borrower as a party defendant in any legal action brought against Bank, and the Borrower hereby consents to the entry of an order making the Borrower a party defendant to any such action.

8.04. Agency Disclaimer. Nothing herein will be construed as making or constituting Bank as the agent of the Borrower in making payments pursuant to any construction contracts or subcontracts entered into by the Borrower or otherwise, the purpose of all requirements of Bank hereunder being solely to allow Bank to check and require documentation (including, but not limited to, lien waivers) sufficient to protect Bank and the Loans contemplated hereby.

8.05. Releases: The Borrower assumes full responsibility for the repayment of the Loans, and expressly holds the Lender harmless from any liability associated with its failure to repay those Loans. Further, as material consideration to the Bank for agreeing to forbear from pursuit of its remedies and for entering into this Agreement, the Borrower expressly releases Lender and each of its agents, employees, attorneys, officers, and directors (the “Lender Parties”) from any and all claims, liabilities, and causes of action, known or unknown, now or hereafter existing, based upon any of the Lender’s actions prior to the execution of this Agreement, including, but not limited to, any and allegations that any of the Lender Parties exercised excessive control over the affairs of any of the Borrower; that any of the Lender Parties refused to pay an item executed by any of the Borrower when that item was presented by the payee for collection; that any of the Lender Parties failed to execute correctly or with sufficient due diligence any wiring instructions provided by any of the Borrower; that any of the Lender Parties exceeded customary lending practices; that any of the Lender Parties made commitments to the Borrower that any of the Lender Parties subsequently refused to fulfill; that any of the Lender Parties breached standards of professionalism customary in the banking industry; that any of the Lender Parties breached its fiduciary duty to the Borrower; that any of the Lender Parties engaged in tortious conduct resulting in damages to the Borrower; that any of the Lender Parties charged interest that was in excess of interest legally allowed under the usury laws of the State of Texas; that any of the Lender Parties has engaged in fraud, made misrepresentations, or engaged in other conduct that led the Borrower to enter into such loan agreements, notes, or other documents executed simultaneously with the Bank’s agreement to advance the Loans to the Borrower; or that any of the Lender Parties has defamed the Borrower. In no event will anything in this paragraph be construed to release the Bank from its obligations under this Agreement.

The Lender hereby releases the Borrower and its agents, employees, and attorneys (collectively, the “Borrower Parties”) from any and all claims, liabilities, and causes of action, known or unknown, now or hereafter existing, based upon allegations that any of the Loan Parties misrepresented any material fact to the Lender; that any of the Loan Parties participated in an act of fraud in dealing with the Lender; or that any of the Loan Parties engaged in tortious conduct in its dealings with Lender; provided, however, that the Borrower shall be released from its obligations under this Agreement.

ARTICLE IX
CORPORATE CHANGES AND DISTRIBUTIONS

Without the consent of the Bank, not to be unreasonably withheld, the Borrower will not make distributions to the Guarantors or increase the salaries of the Guarantors.

ARTICLE X
SUPERSEDING PROVISION

In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any other Loan Document, the terms and conditions of this Agreement will control.

ARTICLE XI
MISCELLANEOUS

11.01. Inurement. This Agreement will be binding upon, and will inure to the benefit of the Borrower and Bank, and their respective heirs, legal representatives, successors and assigns; provided that the Borrower may not assign any rights or obligations under this Agreement without the prior written consent of Bank; and provided further that Bank specifically, but without limitation, has the right to transfer or assign all or any part of its rights, duties, and obligations under and pursuant to the Loan Documents, and commencing at the time of and following any such transfer or assignment, Bank will have no liability or obligation with respect to such rights, duties, and obligations so transferred or assigned. The Borrower expressly authorizes the Bank to engage in negotiations with any third party regarding the assignment of the Notes and the Bank’s Liens. In connection with such negotiations, the Borrower hereby agrees that the Bank shall have the right to release to any potential purchaser such information from the Bank’s records as that purchaser may request in connection with that purchaser’s due diligence.

11.02. Survival. The provisions hereof will survive the execution of all instruments herein mentioned, will continue in full force and effect until the Loans have been paid in full, and will not be affected by any investigation made by any party. This instrument may be amended only by an instrument in writing executed by the parties hereto.

11.03. Notices. Any notice required or permitted to be given hereunder will be in writing and will be considered properly given if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, or by delivering same in person to the intended addressee or by prepaid telegram. Notice so mailed will be effective upon its deposit in a Post Office or other depository under the care or custody of the United States Postal Service. Notice given in any other manner will be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties will be as set forth below; provided, however, that any party will have the right to change such party’s address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to all other parties in the manner set forth above:

If to Borrower:	Baron Energy, Inc. 3327 W. Wadley, Suite 3-267 Midland, Texas 79707
If to Guarantors:	Ronnie L. Steniocher 712 Willow Ridge Drive San Marcos, Texas 78666
Lisa P. Hamilton 712 Willow Ridge Drive San Marcos, Texas 78666
Pierce- Hamilton Energy Partners, LP 3327 W. Wadley Avenue, Suite 3-267 Midland, Texas 79707
If to Bank:	American State Bank

620 N. Grant
Odessa, Texas 79761-4797

Attention: Mr. Mike Marshall

11.04. Severance. Bank is relying and is entitled to rely upon each and all of the provisions of this Agreement; and accordingly, if any provision or provisions of this Agreement should be held to be invalid or ineffective, then all other provisions hereof will continue in full force and effect notwithstanding.

11.05. ENTIRETIES. THIS AGREEMENT, THE NOTES, THE LOAN DOCUMENTS, AND ANY CONTRACTS OR INSTRUMENTS RELATING THERETO, REPRESENT THE ENTIRE AGREEMENT BETWEEN THE PARTIES, AND IT IS EXPRESSLY UNDERSTOOD THAT ALL PRIOR CONVERSATIONS OR MEMORANDA BETWEEN THE PARTIES REGARDING THE TERMS OF THIS AGREEMENT WILL BE SUPERSEDED BY THIS AGREEMENT. ANY AMENDMENT, APPROVAL, OR WAIVER BY BANK OF THE TERMS OF THIS AGREEMENT, THE PROMISSORY NOTES, AND ANY CONTRACTS OR INSTRUMENTS RELATING THERETO, MUST BE IN WRITING OR CONFIRMED IN WRITING, AND WILL BE EFFECTIVE ONLY TO THE EXTENT SPECIFICALLY SET FORTH IN SUCH WRITING. THIS AGREEMENT, IN CONJUNCTION WITH THE PROMISSORY NOTES AND ANY CONTRACTS OR INSTRUMENTS RELATING THERETO WILL SERVE TO EVIDENCE THE TERMS OF THE ENTIRE AGREEMENT BETWEEN THE PARTIES.

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IN WITNESS HEREOF, the parties hereto have executed this Agreement in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument, effective as of the day and year first above written.

BORROWERS:

BARON ENERGY, INC.

By: /s/ Ronnie L. Steinocher

Ronnie L. Steinocher

President

GUARANTORS:

/s/ Ronnie L. Steinocher
Ronnie L. Steinocher, Individually

/s/ Lisa P. Hamilton
Lisa P. Hamilton, Individually

PIERCE-HAMILTON ENERGY PARTNERS LP

By: Muscoda Hill Energy LLC, its general partner

By:/s/ Lisa P. Hamilton
Lisa P. Hamilton, President

BANK:

American State Bank

By: /s/ Mike Marshall

Mike Marshall

Executive Vice President